Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 33-66738, 33-86946, 33-92878, 33-95050, 33-98170, 333-01632, 333-15655, 333-29431, 333-58605, 333-62828, 333-92160, 333-108160, 333-13561 on Form S-8 of our reports dated March 31, 2008, related to the financial statements and financial statement schedules of PetSmart, Inc. and subsidiaries, and the effectiveness of PetSmart, Inc. and subsidiaries’ internal control over financial reporting, appearing in this Annual Report on Form 10-K of PetSmart, Inc. and subsidiaries for the year ended February 3, 2008.
/s/ DELOITTE & TOUCHE LLP
Phoenix, Arizona
March 31, 2008